EXHIBIT 99.1

NEWS RELEASE

Investor Contact:	James M. Griffith Senior Vice President Investor Relations (479) 201-5514

Beverly Sells 13 Eldercare Operations in
Southern California as Part of
Divestiture Strategy

(FORT SMITH, ARKANSAS, October 1, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced the all-cash sale of 12 skilled nursing operations and one assisted living center in Southern California. This sale is part of Beverly’s previously announced strategy of divesting facilities that account for a disproportionately high share of its patient care liability costs.

The thirteen facilities – 12 skilled nursing operations (1,352 beds) and one assisted living center (72 units) – were sold to AG SNF Real Estate, LLC, a California-based real estate investment company. The facilities will be operated by Country Villa Health Services, which operates other eldercare facilities in Southern California. JPMorgan acted as exclusive financial advisor to Beverly in this transaction.

The sales price is not being disclosed. Net cash proceeds will be used primarily to reduce Beverly’s debt. The overall transaction is expected to be slightly accretive to pre-tax income in 2003, and increasingly accretive in 2004 and beyond. It is not expected to have a material effect on 2003 third-quarter results. These divested operations are covered by the incremental patient care liability insurance Beverly purchased in June 2003, at no incremental premium cost. Beverly continues to operate 45 other eldercare facilities in California.

“These 13 California facilities were expected to account for less than three percent of total revenues and more than four percent of total projected patient care liability costs in 2003 and to operate at a slight net loss for the year,” said William R. Floyd, Beverly Chairman and Chief Executive Officer. “On a combined basis, they represent seven percent of the projected patient care liability costs of all the properties originally encompassed by our divestiture strategy. Liability costs for these facilities for 2003 were projected to increase by more than 60 percent this year over 2002 levels.”

Floyd continued: “We continue to be very encouraged by the high level of interest of potential purchasers in the remaining facilities we intend to divest. We believe our divestiture strategy will be substantially completed by the fall of 2004. We will announce sales of other groups of facilities under this strategy as the transactions close.”

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers’ compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 410 skilled nursing facilities, as well as 21 assisted living centers, and 22 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

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